EXHIBIT 99

275 West Federal Street

Youngstown, Ohio 44503-1203

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Colleen Scott	Gary M. Small
Vice President of Marketing	President and Chief Executive Officer
Home Savings	United Community Financial Corp.
(330) 742-0638	(330) 742-9823
cscott@homesavings.com

UNITED COMMUNITY FINANCIAL CORP. POSTS

ANOTHER STRONG QUARTER

•	Quarterly pretax core earnings of $4.1 million (adjusted for debt prepayment charge of $2.0 million)

•	Annualized loan growth was 13% for the fourth quarter and 12% for the year

•	Prepayment of a $30 million repurchase agreement and the modification of a $50 million FHLB advance during the quarter

•	Net interest margin increasing to 3.16% for the fourth quarter of 2014 from 3.06% for the previous quarter

•	Tangible book value per share increased to $4.88 at December 31, 2014 from $3.47 at the same time last year

•	UCFC declares a dividend of $0.01 per common share

YOUNGSTOWN, Ohio (January 27, 2015) – United Community Financial Corp. (Company) (Nasdaq: UCFC), parent company of The Home Savings and Loan Company of Youngstown, Ohio (Home Savings), announced today that net income for the fiscal year ended December 31, 2014 totaled $50.2 million (including the recognition of $39.7 million of income tax benefit from the reversal of a deferred tax asset valuation reserve), or $1.00 per diluted common share, compared to $10.0 million or $0.07 per common share for the year ended December 31, 20131. For the fourth quarter 2014, UCFC earned $2.8 million, or $0.06 per diluted common share compared to $2.2 million or $0.04 per diluted common share for the fourth quarter of 2013.

Gary M. Small, President and Chief Executive Officer of United Community and Home Savings, commented that, “We are very pleased with continued quarterly improvement of pretax core earnings. The Company is delivering loan growth, reducing the core expense run rate and improving margins. We feel well positioned heading into 2015.”

Total Loans

Total loans increased $115.7 million to $1.2 billion at December 31, 2014 from $1.1 billion at December 31, 2013. The increase was driven by a 13.2% increase, or $29.2 million, in commercial loans year over year. Unfunded commercial loan commitments continue to show strong growth with an increase of $43.6 million, or 298% year over year. Residential real estate loans increased 14.9% or $94.9 million in the same time period.

Fourth Quarter Results

Net Interest Income and Margin

Net interest income was $13.4 million in the fourth quarter of 2014 up from the $13.1 million recorded in the fourth quarter of 2013. Net interest margin was 3.16% at the end of the fourth quarter of 2014 compared to 3.17% in the fourth quarter of 2013, and increased from the 3.06% net interest margin recorded in the third quarter of 2014. The net interest margin was positively impacted in the fourth quarter of 2014 by the modification of a $50.0 million FHLB advance in mid-November, which resulted in the borrowing rate declining from 4.20% to 2.05%. In addition, a $30.0 million repurchase agreement was prepaid at the end of December that resulted in the borrowing rate declining from 4.28% to 0.14%.

“The prepayment and modification of $110.0 million of high cost debt during the third and fourth quarters was a key initiative in 2014, and positions the Company for meaningful interest margin improvement going forward,” said Small.

Non-Interest Income

Non-interest income was $2.9 million in the fourth quarter of 2014 compared to $4.1 million in the fourth quarter of 2013. This change of $1.2 million is primarily attributable to a decrease in mortgage banking income as a result of timing differences associated with hedging activity in addition to lower origination volumes.

Non-Interest Expense

Total non-interest expense was $13.9 million in the fourth quarter of 2014 ($11.9 million after adjusting for the prepayment penalty of $2.0 million), a decrease of $1.0 million from the $15.0 million reported in the fourth quarter of 2013. All expense categories declined, with the exception of equipment and data processing expense, which experienced a minimal increase. Significantly offsetting these savings was the recognition of a $2.0 million prepayment penalty in the fourth quarter of 2014 associated with the prepayment of a $30.0 million repurchase agreement borrowing discussed previously.

2014 Results

Net Interest Income and Margin

For the year ended December 31, 2014, net interest income totaled $51.4 million, compared with $51.3 million for 2013. The net interest margin increased to 3.10% in 2014 from 3.04% in the prior year. As in the fourth quarter of 2014, the net interest margin was positively impacted by the modification of a $50.0 million FHLB advance in mid-November. In addition, two $30.0 million repurchase agreements were prepaid during the year, one at the end of September and one at the end of December.

Provision for Loan Losses

The Company recognized a negative provision for loan losses of $1.3 million in fiscal year 2014 compared to $4.1 million of provision expense in 2013. This improvement was primarily due to a lower level of net charge-offs and disposition of nonperforming loans.

Non-Interest Income

Non-interest income for fiscal year 2014 totaled $13.7 million compared to $19.7 million for 2013. The difference in noninterest income year over year is due to security gains of approximately $2.6 million that were recognized in 2013. Also, during 2013, Home Savings recognized a $680,000 recovery on mortgage servicing rights. A similar recovery was not experienced in 2014. Mortgage banking income has declined $3.2 million, which is being driven by lower mortgage production due to lower mortgage refinance activity and timing differences with hedging activity in connection with the construction loan portfolio. These declines over the same period in 2013 were offset partially by a reduction in losses incurred on the resolution of real estate owned of $1.4 million.

Non-Interest Expense

Non-interest expense was $52.6 million2 for 2014; down 7.9% from the $56.7 million recognized during the same period of 2013. FDIC insurance premiums decreased $1.1 million, and reserves established for potential buy-back and make whole provisions on loans sold to government agencies in the secondary market decreased $2.5 million. Additionally, The Company incurred lower expenses on real estate owned and other repossessed assets of $819,000, and lower financial institutions tax expenses of $772,000. Salaries and employee benefits expense of $29.5 million for 2014, compared to $29.1 million during the same period of 2013, partially offset these declines.

Asset Quality

Non-performing loans totaled $20.5 million at December 31, 2014, a decrease of 13.3% from $23.6 million at December 31, 2013. In addition, Home Savings had reduced real estate owned and other repossessed assets by 45% to $3.5 million at December 31, 2014 compared to $6.3 million at December 31, 2013. For the fourth quarter of 2014, the allowance for loan loss as a percentage of total loans was 1.52% at December 31, 2014 compared with 2.01% at December 31, 2013.

Total Assets

Total assets at December 31, 2014 were $1.8 billion compared to $1.7 billion at December 31, 2013. Net loans were $1.1 billion at December 31, 2014 compared to $1.0 billion at December 31, 2013. Total cash and cash equivalents were $33.0 million at December 31, 2014 compared with $77.3 million at December 31, 2013.

Total deposits at December 31, 2014 were $1.3 billion compared with $1.4 billion at December 31, 2013. Non-interest bearing deposits at December 31, 2014 were $188.0 million compared to $170.6 million at December 31, 2013. Total shareholders’ equity was $240.1 million at December 31, 2014 compared to $175.1 million at December 31, 2013.

Deferred Tax Asset Valuation

At the end of 2010, the Company established a deferred tax asset (“DTA”) valuation allowance. In the course of its periodic assessment of its DTA position, the Company was able to reverse this valuation allowance in the second quarter of 2014. The Company has determined that it is more likely than not it will be able to fully realize its net deferred tax asset, including its tax loss carryforward. This action resulted in the recognition of a $38.8 million income tax benefit in June of 2014.

Dividend to be Paid

The Board of Directors declared a quarterly cash dividend of $0.01 per common share payable February 17, 2015 to shareholders of record at the close of business February 6, 2015.

Conference Call

United Community Financial Corp. will host an earnings conference call on Wednesday, January 28, 2015, at 10:00 a.m. EST., to provide an overview of the Company’s fourth quarter 2014 results and highlights. The conference call may be accessed by calling 1-888-317-6016 ten minutes prior to the start time. Please ask to be joined into the United Community Financial Corporation (UCFC) call. Additionally, a live webcast may be accessed from the Company’s website www.ucfconline.com. Click on 4th Quarter 2014 Conference Call on our corporate profile page to join the webcast.

United Community Financial Corp.

Home Savings is a wholly-owned subsidiary of the Company and operates 32 full-service banking offices and nine loan production offices located throughout Ohio and western Pennsylvania. Additional information on the Company and Home Savings may be found on the Company’s web site: www.ucfconline.com.

###

When used in this press release, the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project”, “will have”, “can expect” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

(1)

As part of the capital raise that was completed in the second quarter of 2013, the Company issued preferred stock that was later converted to common stock. Management is presenting 2013 net income before amortization of the discount on preferred stock as it provides useful information to investors about the Company’s financial condition and results of operation because the preferred stock was later converted to common stock and no dividend was declared or paid on the preferred stock. However, because the preferred stock was issued at a price below the then market price of our common stock, the difference is deemed a non-cash dividend under U.S. Generally Accepted Accounting Principles and is deducted in the calculation of net income available to common shareholders. Please refer to Note 23 of the Consolidated Financial Statements found in the Company’s Form 10-K for the period ended December 31, 2013 for further detail.
(2)	We use certain non-GAAP financial measures, such as adjusted non-interest expense, to provide information for investors to effectively analyze financial trends of ongoing business activities, and to enhance comparability with peers across the financial sector. We believe adjusting non-interest expense is useful because it is a measure utilized by regulators, market analysts and investors in evaluating a Company’s financial condition and capital strength. Adjusted non-interest expense, as defined by us, represents non-interest expense minus prepayment penalties. A reconciliation form our GAAP non-interest expense to adjusted non-interest expense is presented below:

December 31, 2014
Non-interest expense	$55,960
Prepayment penalty	3,409

Adjusted non-interest expense (Non-GAAP)	$52,551

UNITED COMMUNITY FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	December 31, 2014	December 31, 2013
	(Dollars in thousands)
Assets:
Cash and deposits with banks	$21,152	$20,937
Federal funds sold	11,828	56,394

Total cash and cash equivalents	32,980	77,331
Securities:
Available for sale, at fair value	499,790	511,006
Loans held for sale	20,730	4,838
Loans, net of allowance for loan losses of $17,687 and $21,116	1,148,093	1,029,192
Federal Home Loan Bank stock, at cost	18,068	26,464
Premises and equipment, net	21,002	20,924
Accrued interest receivable	5,763	5,694
Real estate owned and other repossessed assets	3,467	6,341
Core deposit intangible	84	152
Cash surrender value of life insurance	46,401	44,972
Other assets	37,172	10,936

Total assets	$1,833,550	$1,737,850

Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Interest bearing	$1,159,871	$1,221,162
Non-interest bearing	187,965	170,590

Total deposits	1,347,836	1,391,752
Borrowed funds:
Federal Home Loan Bank advances	186,194	50,000
Repurchase agreements and other	30,558	90,578

Total borrowed funds	216,752	140,578
Advance payments by borrowers for taxes and insurance	19,904	20,060
Accrued interest payable	185	550
Accrued expenses and other liabilities	8,738	9,836

Total liabilities	1,593,415	1,562,776

Shareholders’ Equity:
Preferred stock-no par value; 1,000,000 shares authorized and no shares outstanding	—	—
Common stock-no par value; 499,000,000 shares authorized; 54,138,910 shares issued and 49,239,004 and 50,339,089 shares, respectively, outstanding	174,385	174,719
Retained earnings	128,512	81,515
Accumulated other comprehensive loss	(19,998)	(41,665)
Treasury stock, at cost, 4,899,906 and 3,799,821 shares, respectively	(42,764)	(39,495)

Total shareholders’ equity	240,135	175,074

Total liabilities and shareholders’ equity	$1,833,550	$1,737,850

UNITED COMMUNITY FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2014	2014	2013	2014	2013
	(Dollars in thousands, except per share data)
Interest income
Loans	$12,640	$12,436	$12,657	$49,559	$49,724
Loans held for sale	217	114	63	454	310
Securities:
Available for sale	2,946	3,002	3,278	12,314	13,454
Federal Home Loan Bank stock dividends	182	180	267	859	1,107
Other interest earning assets	7	4	47	58	149

Total interest income	15,992	15,736	16,312	63,244	64,744
Interest expense
Deposits	1,583	1,548	1,780	6,435	7,623
Federal Home Loan Bank advances	443	537	530	2,022	2,106
Repurchase agreements and other	615	926	928	3,368	3,684

Total interest expense	2,641	3,011	3,238	11,825	13,413

Net interest income	13,351	12,725	13,074	51,419	51,331
Provision for loan losses	194	116	282	(1,271)	4,116

Net interest income after provision for loan losses	13,157	12,609	12,792	52,690	47,215

Non-interest income
Non-deposit investment income	259	408	373	1,415	1,562
Service fees and other charges
Mortgage servicing fees	684	678	704	2,737	2,808
Deposit related fees	1,051	1,321	1,499	4,901	5,564
Mortgage servicing rights valuation	(54)	2	4	(58)	680
Mortgage servicing rights amortization	(428)	(435)	(431)	(1,687)	(2,143)
Other service fees	17	3	—	20	74
Net gains (losses):
Securities available for sale	82	328	(1)	444	2,577
Mortgage banking income	(30)	676	850	1,570	4,777
Real estate owned and other repossessed assets charges, net	(172)	(203)	(215)	(800)	(2,181)
Card fees	893	837	850	3,354	3,584
Other income	603	559	491	1,845	2,447

Total non-interest income	2,905	4,174	4,124	13,741	19,749

Non-interest expense
Salaries and employee benefits	6,683	7,001	7,176	29,546	29,142
Occupancy	847	874	906	3,469	3,390
Equipment and data processing	1,918	1,791	1,863	7,470	7,103
Financial institutions tax	201	198	351	795	1,567
Advertising	221	181	247	838	893
Amortization of core deposit intangible	16	17	20	68	86
Prepayment penalty	2,013	1,396	—	3,409	—
FDIC assessment	341	295	592	1,216	2,347
Other insurance premiums	85	138	137	495	662
Professional fees
Legal and consulting fees	85	184	264	607	781
Other professional fees	381	555	609	1,945	2,135
Real estate owned and other repossessed asset expenses	92	189	310	631	1,450
Other expenses	1,056	1,433	2,502	5,471	7,181

Total non-interest expenses	13,939	14,252	14,977	55,960	56,737

Income before income taxes	2,123	2,531	1,939	10,471	10,227
Income tax expense (benefit)	(685)	(369)	(300)	(39,735)	200

Net income	2,808	2,900	2,239	50,206	10,027
Amortization of discount on preferred stock	—	—	—	—	6,751

Earnings available to common shareholders	$2,808	$2,900	$2,239	$50,206	$3,276

Earnings per common share
Basic	$0.06	$0.06	$0.04	$1.00	$0.07
Diluted	0.06	0.06	0.04	1.00	0.07

UNITED COMMUNITY FINANCIAL CORP.

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	At or for the quarters ended
	December 31, 2014		September 30, 2014		June 30, 2014	March 31, 2014	December 31, 2013
	(Dollars in thousands, except per share data)
Financial Data
Total assets	$1,833,550		$1,801,540		$1,789,939	$1,749,144	$1,737,850
Total loans, net	1,148,093		1,119,955		1,086,771	1,060,901	1,029,192
Total securities	499,790		507,125		516,637	517,388	511,006
Total deposits	1,347,836		1,346,377		1,375,474	1,398,067	1,391,752
Total shareholders’ equity	240,135		233,706		235,049	189,829	175,074
Net interest income	13,351		12,725		12,741	12,602	13,074
Provision for loan losses	194		116		(1,614)	33	282
Noninterest income	2,905		4,174		3,438	3,224	4,124
Noninterest expense	13,939		14,252		14,226	13,543	14,977
Income tax expense (benefit)	(685)		(369)		(38,837)	156	(300)
Net income	2,808		2,900		42,404	2,094	2,239

Share Data
Basic earnings per common share	$0.06		$0.06		$0.84	$0.04	$0.04
Diluted earnings per common share	0.06		0.06		0.84	0.04	0.04
Book value per common share	4.88		4.70		4.66	3.76	3.48
Tangible book value per common share	4.88		4.70		4.66	3.76	3.47
Market value per common share	5.37		4.68		4.13	3.92	3.57

Common shares outstanding at end of period	49,239		49,682		50,452	50,422	50,339
Weighted average shares outstanding—basic	49,244		49,698		50,274	50,196	50,114
Weighted average shares outstanding—diluted	49,531		49,958		50,495	50,451	50,360

Key Ratios
Return on average assets (1)	0.62%		0.66%		9.67%	0.48%	0.51%
Return on average equity (2)	4.70%		4.99%		84.84%	4.52%	4.82%
Net interest margin	3.16%		3.06%		3.09%	3.07%	3.17%
Efficiency ratio	72.85	%(3)	76.55	%(3)	87.77%	83.45%	85.89%
Nonperforming loans to total loans, end of period	1.78%		1.85%		1.87%	2.17%	2.29%
Nonperforming assets to total assets, end of period	1.30%		1.40%		1.39%	1.58%	1.72%
Allowance for loan loss as a percent of loans, end of period	1.52%		1.59%		1.65%	1.90%	2.01%
Delinquent loans to total loans, end of period	1.82%		2.10%		1.86%	2.07%	2.32%

(1)	Net income divided by average total assets
(2)	Net income divided by average total equity
(3)	Excludes penalty on the prepayment of repurchase agreements

UNITED COMMUNITY FINANCIAL CORP.

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	At or for the quarters ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
	(Dollars in thousands)
Loan Portfolio Composition
Commercial loans
Multi-family	$60,546	$56,445	$52,938	$54,233	$54,485
Owner/nonowner occupied commercial real estate	121,595	123,260	122,066	125,796	131,251
Land	9,484	9,487	9,635	9,829	9,683
Construction	13,959	4,667	1,010	207	—
Commercial and industrial	45,222	39,853	39,127	40,013	26,141

Total	250,806	233,712	224,776	230,078	221,560
Residential mortgage loans
Real estate	694,105	669,270	645,211	610,879	585,025
Construction	39,218	52,735	51,974	55,082	53,349

Total	733,323	722,005	697,185	665,961	638,374
Consumer loans
Consumer	180,754	181,474	182,027	184,409	189,231

Total	180,754	181,474	182,027	184,409	189,231

Total loans	1,164,883	1,137,191	1,103,988	1,080,448	1,049,165
Less:
Allowance for loan losses	17,687	18,132	18,264	20,554	21,116
Deferred loan costs, net	(897)	(896)	(1,047)	(1,007)	(1,143)

Total	16,790	17,236	17,217	19,547	19,973

Total loans, net	$1,148,093	$1,119,955	$1,086,771	$1,060,901	$1,029,192

	At or for the quarters ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
	(Dollars in thousands)
Deposit Portfolio Composition
Checking accounts
Interest bearing checking accounts	$137,511	$131,266	$133,999	$136,031	$132,751
Non-interest bearing checking accounts	187,965	181,631	185,411	185,620	170,590

Total checking accounts	325,476	312,897	319,410	321,651	303,341
Savings accounts	274,149	273,192	277,404	278,906	267,515
Money market accounts	312,911	313,513	326,738	329,163	328,625

Total non-time deposits	912,536	899,602	923,552	929,720	899,481
Retail certificates of deposit	435,300	446,774	451,922	468,347	492,271

Total certificates of deposit	435,300	446,774	451,922	468,347	492,271

Total deposits	$1,347,836	$1,346,376	$1,375,474	$1,398,067	$1,391,752

Certificates of deposit as a percent of total deposits	32.30%	33.18%	32.86%	33.50%	35.37%

UNITED COMMUNITY FINANCIAL CORP.

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	At or for the quarters ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
	(Dollars in thousands)
Allowance For Loan Losses
Beginning balance	$18,132	$18,264	$20,554	$21,116	$21,032
Provision	194	116	(1,614)	33	282
Net (chargeoffs) recoveries	(639)	(248)	(676)	(595)	(198)

Ending balance	$17,687	$18,132	$18,264	$20,554	$21,116

	At or for the quarters ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
	(Dollars in thousands)
Net (Charge-offs) Recoveries
Commercial loans
Multi-family	$—	$—	$(135)	$(5)	$—
Owner/nonowner occupied commercial real estate	(25)	(9)	56	(252)	(29)
Land	—	—	—	—	12
Construction	—	—	—	—	(620)
Commercial and industrial	199	158	218	137	139

Total	174	149	139	(120)	(498)
Residential mortgage loans
Real estate	(141)	(278)	(181)	(163)	42
Construction	(488)	(90)	(330)	(79)	451

Total	(629)	(368)	(511)	(242)	493
Consumer loans
Consumer	(184)	(29)	(304)	(233)	(193)

Total	(184)	(29)	(304)	(233)	(193)

Total net (chargeoffs) recoveries	$(639)	$(248)	$(676)	$(595)	$(198)

	At or for the quarters ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
	(Dollars in thousands)
Nonperforming Loans
Commercial loans
Multi-family	$93	$114	$133	$1,158	$641
Owner/nonowner occupied commercial real estate	5,781	6,804	4,902	5,033	5,560
Land	531	531	532	532	496
Construction	—	—	—	—	—
Commercial and industrial	4,016	4,144	4,151	4,155	4,158

Total	10,421	11,593	9,718	10,878	10,855
Residential mortgage loans
Real estate	6,816	4,700	5,380	6,133	6,356
Construction	1,051	2,453	2,553	2,884	3,084

Total	7,867	7,153	7,933	9,017	9,440
Consumer loans
Consumer	2,163	1,960	2,663	3,089	3,293

Total	2,163	1,960	2,663	3,089	3,293

Total nonperforming loans	$20,451	$20,706	$20,314	$22,984	$23,588

Total Nonperforming Loans and Nonperforming Assets
Past due 90 days and on nonaccrual status	$16,017	$18,114	$16,636	$18,708	$20,188
Past due 90 days and still accruing	—	—	—	—	45

Past due 90 days	16,017	18,114	16,636	18,708	20,233
Past due less than 90 days and on nonaccrual	4,434	2,592	3,678	4,276	3,355

Total nonperforming loans	20,451	20,706	20,314	22,984	23,588
Other real estate owned	3,345	4,445	4,546	4,700	6,318
Repossessed assets	122	42	2	—	23

Total nonperforming assets	$23,918	$25,193	$24,862	$27,684	$29,929